Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Aether Holdings, Inc. and its subsidiaries (collectively the “Company”) of our report dated December 30, 2024, (except for the effects of the 1.2-for-1 reverse split disclosed in Note 1, Note 7, Note 10 and Note 14 as to which the date is February 27, 2025), relating to the consolidated financial statements and accompanying schedules and notes of Aether Holdings, Inc, which appears in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

July 18, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us